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                                                                     EXHIBIT 3.2


                           CERTIFICATE OF DESIGNATION
                                       OF
                      SERIES A CONVERTIBLE PREFERRED STOCK
                                       OF
                         ELDORADO ARTESIAN SPRINGS, INC.


                      Pursuant to Section 7-106-102 of the
                Business Corporation Act of the State of Colorado

         ELDORADO ARTESIAN SPRINGS, INC., a Colorado corporation (the "Corporation"), certifies that pursuant to authority contained in its Amended and Restated Articles of Incorporation (the "Articles of Incorporation") and in accordance with the provisions of Section 7-106-102 of the Colorado Business Corporation Act, its Board of Directors has adopted the following resolution, creating one (1) series of Preferred Stock, $0.001 par value per share, designated as:

                                                     NUMBER OF
         SERIES:                                     AUTHORIZED SHARES:
         -------                                     ------------------
         Series A Convertible Preferred Stock        2,000,000

         RESOLVED, that one (1) series of the class of authorized Preferred Stock, $0.001 par value per share, to be designated Series A Convertible Preferred Stock (the "Series A Preferred Stock") is hereby created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations and restrictions thereof are as follows. The following provisions are to appear in Article II of the Articles of Incorporation after the text presently constituting Article II.

         SUBARTICLE A.

         1. NUMBER OF SHARES. The number of shares constituting Series A Preferred Stock shall be 2,000,000

         2. RANKING. As to the payment of dividends and distributions on liquidation, the Series A Preferred Stock ranks senior to all Junior Stock. Subject to the terms of this Subarticle A, the Corporation reserves the right to issue preferred stock which ranks senior to the Series A Preferred Stock as to the payment of dividends and the distribution of assets and on liquidation.

         3. VOTING. Except as may be otherwise provided in this Subarticle A or by law, the Series A Preferred Stock shall have no voting rights on any actions to be taken by shareholders of the Corporation.

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         4. DIVIDENDS. The holders of the Series A Preferred Stock are entitled to the following dividends:

                  4A. PREFERENTIAL CASH DIVIDENDS. When and as declared by the Board of Directors and to the extent permitted by law, the Corporation shall pay preferential cumulative cash dividends to the holders of the shares of Series A Preferred Stock as provided in this SECTION 4A. Except as otherwise provided herein, dividends on each share of Series A Preferred Stock shall accrue on a daily basis at an annual rate of 8.0 percent (8%) of the Purchase Price, as defined in SECTION 11. Such dividends shall be fully cumulative and shall accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. Such dividends shall be cumulative such that all accrued and unpaid dividends shall be fully paid or declared with funds irrevocably set apart for payment before any dividend, distribution or payment (other than in capital stock or a right to acquire capital stock of the Corporation) can be made with respect to any Junior Stock, provided, however, that: (I) the Corporation may repurchase Junior Stock by way of cashless exercises of stock options or other stock purchase rights, may repurchase Junior Stock if solely financed by the proceeds of life insurance, may make payments in lieu of fractional shares, and pay dissenter's rights payments; and (II) if the Corporation has funded the Cash Dividend Escrow Account as set forth in SECTION 4C, the Corporation may otherwise repurchase Junior Stock.

         Except as otherwise provided for herein, if at any time the Corporation pays less than the total amount of dividends then accrued with respect to all outstanding shares of Series A Preferred Stock, such payment shall be distributed ratably among the holders of such shares based upon the number of shares of such series held by each such holder.

                  4B. PAYMENT-IN-KIND DIVIDEND. When and as declared by the Board of Directors and to the extent permitted by law, the Corporation shall pay preferential cumulative dividends in shares of Series A Preferred Stock as provided in this SECTION 4B. Except as otherwise provided herein, dividends in the form of shares of Series A Preferred Stock shall accrue on a daily basis at an annual rate of 7.0 percent (7%) of the Purchase Price, as defined in SECTION
11. Such dividends shall be fully cumulative and shall accrue whether or not they have been declared and whether or not there are profits of the Corporation. Such dividends shall be cumulative such that all accrued and unpaid dividends in the form of accrued but unissued shares of Series A Preferred Stock shall be fully paid from shares of Series A Preferred Stock irrevocably set apart for issuance in payment of such dividends before any dividend, distribution or payment (other than in capital stock or a right to acquire capital stock of the Corporation) can be made with respect to any Junior Stock, provided, however, that: (I) the Corporation may repurchase Junior Stock by way of cashless exercises of stock options or other stock purchase rights, may repurchase Junior Stock if solely financed by the proceeds of life insurance, may make payments in lieu of fractional shares, and pay dissenter's rights payments; and (II) if the Corporation has funded the Cash Dividend Escrow Account as set forth in
SECTION 4C, the Corporation may otherwise repurchase Junior Stock.

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         For purposes of the calculation of the number of shares of Series A
Preferred Stock to be issued in payment of such dividends, the Series A Preferred Stock shall be valued in the amount of the Adjusted Purchase Price, as defined in SECTION 11.

         No fractional shares of Series A Preferred Stock shall be issued as a dividend pursuant to this SECTION 4B. Any fractional share shall be rounded down to the next whole share, and the holder of the Series A Preferred Stock shall, in lieu of such fractional share, receive cash in an amount equal to the Adjusted Purchase Price on the record date for the dividend, multiplied by such fraction of a share. The Corporation may, at its sole discretion, aggregate the holdings of a beneficial owner of Series A Preferred Stock for purposes of determining such fraction.

                  4C. CASH DIVIDEND ESCROW ACCOUNT. The Corporation shall maintain a dividend escrow account for purposes of meeting its cash dividend payment obligations hereunder, in an amount equal to such cash dividend obligation for the following twelve (12) months based upon the number of shares of Series A Preferred Stock outstanding at the end of each calendar quarter and after taking into account the number of shares of Series A Preferred Stock to be issued or accrued during such following twelve (12) month period pursuant to
SECTION 4B hereof.

                  4D. OTHER DIVIDENDS. The holders of Series A Preferred Stock shall be entitled to receive, out of funds legally available therefor, dividends at the same rate as dividends (other than dividends paid in additional shares of Common Stock) paid with respect to the Common Stock (treating each share of Series A Preferred Stock as being equal to that number of shares of Common Stock in which each share of Series A Preferred Stock is then convertible).

                  4E. RECORD DATE; PAYMENT DATE; PAYMENT DEFAULT. Dividends shall be payable to holders of record of the Series A Preferred Stock as of the close of business on May 1 and November 1 (or in each case the next succeeding business day) of each year. Subject to the declaration thereof by the Board of Directors, payment of dividends shall be made within 45 days after the record date. A payment is "made" when a check is mailed for any cash dividend, and in the case of a dividend payable in capital stock when instructions are given to the Corporation's stock transfer agent specifying the record owner, address and number of shares of capital stock to be delivered. Dividends payable for less than a semi-annual period, shall be computed on a pro rata basis for the number of days during such less than semi-annual period that the Series A Preferred Stock is outstanding. All Series A Preferred Stock payable as dividends pursuant to SECTION 4B shall be deemed to have been issued and become outstanding on the date payment is made. However, solely for the purpose of computing accrued and accruing dividends in respect of Series A Preferred Stock, the Series A Preferred Stock issuable pursuant to SECTION 4B shall be deemed issued on the date which is 45 days after the record date for determining shareholders entitled to payment. Payment of cash dividends shall be in default for purposes of the conversion rate adjustment provided for in SECTION 6F if not declared by the Board of Directors or, if declared by the Board of Directors not made in


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good funds by the Corporation within ten (10) days after 45 days after the record date for determining shareholders entitled to payment.

         5. LIQUIDATION. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, each holder of shares of Series A Preferred Stock shall be entitled to be paid out of the assets of the Corporation legally available for distribution to its shareholders, before any distribution or payment is made upon any Junior Stock, an amount equal to the Series A Liquidation Preference Payment, as defined in SECTION 11, plus, in the case of each share of Series A Preferred Stock, any accrued but unpaid dividends thereon. If upon such liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets to be distributed among the holders of the Series A Preferred Stock shall be insufficient to permit payment to the holders of Series A Preferred Stock of the amount distributable as aforesaid, then, subject to the rights of any stock ranking senior to the Series A Preferred Stock, the entire assets of the Corporation to be so distributed shall be distributed ratably among the holders of Series A Preferred Stock in proportion to the respective amounts which would otherwise be payable in respect of the shares of Series A Preferred Stock held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. After the payment or the setting aside for such payment of the preferential amounts provided for in this SECTION 5, the holders of the Series A Preferred Stock as such shall have no right or claim to any of the remaining assets of the Corporation.

         Written notice of such liquidation, dissolution or winding up, stating a payment date, the amount of the Series A Liquidation Preference Payment and the place where said Series A Liquidation Preference Payment shall be payable, shall be delivered not less than twenty (20) days prior to the payment date therein, to the holders of record of the Series A Preferred Stock, such notice to be addressed to each such holder at the address as shown by the record of the Corporation.

         6. CONVERSIONS. The holders of shares of Series A Preferred Stock shall have the following conversion rights:

                  6A. RIGHT TO CONVERT. Subject to the terms and conditions of this SECTION 6, the holder of any share or shares of Series A Preferred Stock shall have the right, at the holder's option at any time, to convert any such shares of Series A Preferred Stock (except that upon liquidation, dissolution or winding up of the Corporation the right of conversion shall terminate at the close of business on the business day fixed for payment of the amount distributable on the Series A Preferred Stock) into such number of fully paid and nonassessable shares of Common Stock as is obtained by dividing the number of shares of Series A Preferred Stock to be converted by the conversion price of $1.00 per share or, in case an adjustment of such price has taken place pursuant to further provision of this SECTION 6, then by the conversion price as last adjusted and in effect at the date the share or shares of Series A Preferred Stock are surrendered for conversion (such conversion price or $1.00, or such conversion price as last adjusted, being referred to as the "Conversion Price"). Initially each share of Series A Preferred Stock shall be convertible into one share of Common Stock. Such rights of conversion shall be


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exercised by the holder of Series A Preferred Stock by giving written notice that the holder elects to convert the stated number of shares of Series A Preferred Stock into Common Stock and by the surrender of a certificate or certificates for the number of shares so to be converted to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of the Series A Preferred Stock) at any time during its normal business hours on the date set forth in such notice, together with a statement of the name or names (with address) in which the certificate or certificates for shares of Common Stock shall be issued.

                  In case the Corporation shall at any time subdivide (by a stock split, stock dividend payable in Series A Preferred Stock other than the dividend provided for in SECTION 4B, or otherwise) its outstanding shares of Series A Preferred Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately increased, and, conversely, in case the outstanding shares of Series A Preferred Stock shall be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately decreased, it being the intent that any such adjustment shall result in the same number of shares of Common Stock being issuable upon conversion of all the Series A Preferred Stock after such split, dividend or combination as immediately before such split, dividend or combination.

                  Cash dividends for less than a semi-annual period on Series A Preferred Stock which is converted prior to the date set for determining holders of record shall be paid on a pro rata basis for the number of days during such less than semi-annual period prior to conversion, and payment of such pro rata amount shall be made in accordance with the provisions of this Section 6A for the payment of cash dividends.

                  6B. ISSUANCE OF CERTIFICATES; TIME CONVERSION EFFECTED. Promptly upon the receipt of written notice referred to in SECTION 6A and surrender of the certificate or certificates for the share of shares of Class A Preferred Stock to be converted, the Corporation shall issue and deliver, or cause to be issued and delivered, to the holder, registered in such name or names as such holder may direct, a certificate or certificates for the number of whole shares of Common Stock issuable upon the conversion of such share or shares of Series A Preferred Stock. To the extent permitted by law, such conversion shall be deemed to have been effected and the Conversion Price shall be determined as of the close of business on the date on which such written notice shall have been received by the Corporation and the certificate or certificates for such share or shares shall have been surrendered as aforesaid, and at such time the rights of the holder of such share or shares of Series A Preferred Stock shall terminate including without limitation, the right to receive the Series A Liquidation Preference Payment, and the person or person in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become holder or holders of record of the shares of Common Stock represented thereby.


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                  6C. DIVIDENDS; PARTIAL CONVERSION; FRACTIONAL SHARES. In case the number of shares of Series A Preferred Stock represented by the certificate or certificates surrendered pursuant to SECTION 6A exceeds the number of shares converted, the Corporation shall, upon such conversion, execute and deliver to the holder, at the expense of the Corporation, a new certificate or certificates for the number of shares of Series A Preferred Stock represented by the certificate or certificates surrendered which are not to be converted. If any fractional share of Common Stock would be delivered upon conversion, the Corporation, in lieu of delivering such fractional share, may pay to the holder surrendering the Series A Preferred Stock for conversion an amount in cash equal to the current market price of such fractional share of Common Stock as determined in good faith by the Board of Directors of the Corporation.

                  6D. ADJUSTMENT UPON SUBDIVISION OR COMBINATION OF COMMON STOCK. In case the Corporation shall at any time subdivide (by a stock split, stock dividend payable in Common Stock, or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and, conversely, in case the outstanding shares of Common Stock shall be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

                  6E. ADJUSTMENT UPON CERTAIN ISSUANCES OF COMMON STOCK. Except as hereinafter provided in this Subarticle A, in the event the Corporation shall issue or sell any shares of Common Stock (other than for an event described in Section 6D) for a consideration per share less than the Adjusted Purchase Price as defined in SECTION 11 (any such sale or issuance being called a "Change of Shares"), then, and thereafter, upon each further Change of Shares, the Conversion Price in effect immediately prior to such Change of Shares shall be adjusted to a Conversion Price (including any applicable fraction of a cent to the nearest cent) determined by multiplying the Conversion Price in effect immediately prior to the Change of Shares by a fraction, (i) the numerator of which shall be the sum of (a) the total number of shares of Common Stock outstanding immediately prior to such Change of Shares and (b) the number of shares of Common Stock determined by dividing the aggregate consideration, if any, received by the Corporation for such sale or issuance by the Adjusted Purchase Price as in effect immediately before such sale or issuance, and (ii) the denominator or which shall be the number of shares of Common Stock outstanding immediately after such Change of Shares. For purposes of any adjustment to be made in accordance with this SECTION 6E, the following provisions shall be applicable:

                           6.E.1. CASH CONSIDERATION RECEIVED. In case of the
issuance or sale of shares of Common Stock (or of other securities deemed hereunder to involve the issuance or sale of shares of Common Stock) for a consideration part or all of which shall be cash, the amount of the cash portion of the consideration therefor deemed to have been received by the Corporation shall be (1) the subscription price, if shares of Common Stock are offered by the Corporation for subscription, or (ii) the public offering price (before deducting therefrom any compensation paid or discount allowed in the sale,



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underwriting or purchase thereof by or through underwriters or dealers or others performing similar services, or any expenses incurred in connection therewith), if such securities are sold to or through underwriters or dealers for public offering without a subscription offering, or (iii) the gross amount of cash actually received by the Corporation for such securities in any other case.

                           6.E.2. OTHER CONSIDERATION RECEIVED. In case of the
issuance or sale (otherwise than as a dividend or other distribution on any stock of the Corporation, and otherwise than the conversion or exchange of convertible or exchangeable securities) of shares of Common Stock (or of other securities deemed hereunder to involve the issuance or sale of shares of Common Stock) for a consideration part or all of which shall be other than cash, the amount of the consideration therefor other than cash deemed to have been received by the Corporation shall be the value of such consideration as determined in good faith by the Board of Directors of the Corporation, using customary valuation methods and on the basis of prevailing market values for similar property or services.

                           6.E.3. DATE OF STOCK DIVIDEND ISSUANCE. Shares of
Common Stock issuable by way of dividend or other distribution on any stock of the Corporation shall be deemed to have been issued immediately after the opening of business on the day following the record date for the determination of shareholders entitled to receive such dividend or other distribution and shall be deemed to have been issued without consideration.

                           6.E.4 RECLASSIFICATION. The reclassification of
securities of the Corporation other than shares of Common Stock into securities including shares of Common Stock shall be deemed to involve the issuance of such shares of Common Stock for a consideration other than cash immediately prior to the close of business on the date fixed for the determination of security holders entitled to receive such shares, and the value of the consideration allocable to such shares of Common Stock shall be determined as provided in SUBSECTION 6.E.2.

                           6.E.5. CALCULATION OF COMMON STOCK OUTSTANDING. The
number of shares of Common Stock at any one time outstanding shall be deemed to include the aggregate maximum number of shares issuable (subject to readjustment upon the actual issuance thereof) upon the exercise of options, rights or warrants and upon the conversion or exchange of convertible or exchangeable securities, except for the Series A Preferred Stock.

                           6.E.6. NO ADJUSTMENT FOR CERTAIN SALES OR ISSUANCES.
No adjustment of the Conversion Price shall be made as a result of or in connection with (A) issuance or sale of shares of Common Stock pursuant to options, warrants, stock purchase agreements and convertible or exchangeable securities (in each case without modification after ___________) outstanding or in effect on ___________ ; (B) stock options granted or to be granted under the Corporation's 1997 Stock Option Plan; (C) the issuance or sale of shares upon the exercise of the warrants issued in connection with the first public


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offering of the Series A Preferred Stock (including any issued to underwriters or consultants); (D) conversion of the Series A Preferred Stock; or (E) any dividend paid on the Series A Preferred Stock.

                           6.E.7. CONVERTIBLE SECURITIES. In case of (1) the
sale by the Corporation for cash or other consideration of any rights or warrants to subscribe for or purchase, or any options for the purchase of, Common Stock or any securities convertible into or exchangeable for Common Stock without the payment of any further consideration (such convertible or exchangeable securities being herein called "Convertible Securities"), or (2) the issuance by the Corporation, without the receipt by the Corporation of any consideration therefor, of any rights or warrants to subscribe for or purchase, or any options for the purchase of, Common Stock or Convertible Securities, whether or not such rights, warrants or options, or the right to convert or exchange such Convertible Securities, are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such rights, warrants or options or upon the conversion or exchange of such Convertible Securities (determined by dividing (x) the minimum aggregate consideration payable to the Corporation upon the exercise of such rights, warrants or options, plus the consideration received by the Corporation for the issuance or sale of such rights, warrants or options, plus, in the case of such Convertible Securities, the minimum aggregate amount of additional consideration, if any, other than such Convertible Securities, payable upon the conversion or exchange thereof, by (y) the total maximum number of shares of Common Stock issuable upon the exercise of such rights, warrants or options or upon the conversion or exchange of such Convertible Securities issuable upon the exercise of such rights, warrants or options) is less than the Adjusted Purchase Price on the date of the issuance or sale of such rights, warrants or options, then the total maximum number of shares of Common Stock issuable upon the exercise of such rights, warrants or options or upon the conversion or exchange of such Convertible Securities (as of the date of the issuance or sale of such rights, warrants or options) shall be deemed to be outstanding shares of Common Stock for purposes of SECTION 6.E and shall be deemed to have been sold for cash in an amount equal to such aggregate consideration per share of Common Stock as calculated in clause (x) above in this SUBSECTION 6.E.7.

         On the expiration of any right, warrant or option or the termination of any such right to convert or exchange any Convertible Securities for which adjustment has been made under this Article 6, the Conversion Price then in effect hereunder shall forthwith be readjusted to such Conversion Price as would have obtained (a) had the adjustments made upon the issuance or sale of such rights, warrants, options or Convertible Securities been made upon the basis of the issuance of only the number of shares of Common Stock theretofore actually delivered (and the total consideration received therefor) upon the exercise of such rights, warrants or options or upon the conversion or exchange of such Convertible Securities and (b) had adjustments been made on the basis of the Conversion Price as adjusted under clause (a) for all transactions (which would have affected such adjusted Conversion Price) made after the issuance or sale of such rights, warrants, options or Convertible Securities.


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                  6F. ADJUSTMENT UPON OTHER CORPORATE CHANGE. Upon the
consummation of an Other Corporate Change, the terms of the Series A Preferred Stock shall be deemed modified, without payment of any additional consideration therefore, so as to provide that upon the conversion of the shares of Series A Preferred Stock following the consummation of such Other Corporate Change, the holder of such shares of Series A Preferred Stock shall have the right to acquire and receive (in lieu of or in addition to the shares of Common Stock acquirable and receivable prior to the Other Corporation Change) such shares of stock, securities or assets as such holder would have received if such holder had converted such shares of Series A Preferred Stock into Common Stock immediately prior to such Other Corporate Change, in each case giving effect to any adjustment of the Conversion Price made after the date of consummation of the Other Corporate Change. All other terms of the Series A Preferred Stock shall remain in full force and effect following an Other Corporate Change. The provisions of this SECTION 6F shall similarly apply to successive Other Corporate Changes. The Corporation shall require any third party involved in an Other Corporate Change, to agree to the application of this SECTION 6F.

                  6G. ADJUSTMENT UPON DEFAULT IN PAYMENT OF CASH DIVIDEND. Upon the default of the Corporation as provided in SECTION 4E to make a payment of the cash dividend provided for in SECTION 4A, the Conversion Price in effect immediately prior to such default shall be adjusted by reducing such Conversion Price by dividing such Conversion Price by five (5), so that the number of shares of Common Stock into which the Series A Preferred Stock shall convert shall be increased by a multiple of five (5) upon such default.

                  6H. NOTICE OF ADJUSTMENT.

                  (a) Immediately upon any adjustment of the Conversion Price, the Corporation shall give written notice thereof to all holders of shares of Series A Preferred Stock specifying the Conversion Price in effect thereafter.

                  (b) The Corporation shall give written notice to all holders of Series A Preferred Stock at least twenty (20) days prior to the date on which the Corporation closes its books or takes a record for determining rights to vote with respect to an Other Corporate Change, dissolution or liquidation. The Corporation shall also give written notice to the holders of Series A Preferred Stock at least twenty (20) days prior to the date on which any Other Corporate Change shall occur.

                  6I. STOCK TO BE RESERVED. The Corporation will at all times reserve and keep available out of its authorized Common Stock, solely for the purpose of issuance upon conversion of Series A Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Series A Preferred Stock and all shares of Series A Preferred Stock accrued but not issued as dividends pursuant to SECTION 4B hereof. The Corporation covenants that all shares of Common Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all taxes, liens and charges with respect to the


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issue thereof. The Corporation shall take all such reasonable actions as may be necessary to assure that all shares of Common Stock may be so issued without violation of any applicable state or federal securities law or regulation, or of any requirement of any exchange or trading market upon which the Common Stock may be listed for trading or traded, provided, however, that the Corporation need not register or qualify the Common Stock or any Series A Preferred Stock in any states other than _____________________, being the states in which the Series A Preferred Stock is contemplated to be registered or qualified in the first public offering of the Series A Preferred Stock. The Corporation will not take any action which results in any adjustment of any Conversion Price if the total number of shares of Common Stock issued and issuable after such action upon conversion of the Series A Preferred Stock would exceed the total number of shares of Common Stock than authorized by the Articles of Incorporation.

                  6J. EFFECTIVE REGISTRATION OF COMMON STOCK. The Corporation covenants that such number of shares of Common Stock as shall be issuable upon conversion of all outstanding Series A Preferred Stock and all shares of Series A Preferred Stock accrued but not issued as dividends pursuant to SECTION 4B hereof, shall be registered with the U.S. Securities and Exchange Commission in a registration statement with respect to which the Corporation shall take all such actions as may be necessary to maintain the effectiveness of such registration statement under Federal law or, if necessary such other registration statement, as well as to maintain a current prospectus with respect to such shares of Common Stock. The Corporation shall further take all such reasonable actions as may be necessary to maintain the effective registration or qualification under state securities law of the states of ___________________ for such Common Stock.

                  6K. NO REISSUANCE OF SERIES A PREFERRED STOCK. Shares of Series A Preferred Stock which are converted into shares of Common Stock as provided herein, shall not be reissued.

                  6L. ISSUE TAX. The issuance of certificates for shares of Common Stock upon conversion of Series A Preferred Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Series A Preferred Stock being converted.

                  6M. CLOSING OF BOOKS. The Corporation will at no time close its transfer books against the transfer of any shares of Series A Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series A Preferred Stock in any manner which interferes with the timely conversion of such Series A Preferred Stock, except as may otherwise by required to comply with applicable laws or the rules of the principal system or exchange upon which the Series A Preferred Stock or Common Stock then trades.


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                  6N. MANDATORY CONVERSION. Each share of Series A Preferred
Stock shall be automatically converted into Common Stock at such time as the last sale price of the Common Stock (as adjusted for stock splits of the Common Stock, stock dividends on the Common Stock paid in Common Stock, and combinations of the Common Stock), shall close in the market where the Common Stock predominately trades ("Market Price") at a high bid price of $10.00 or more per share for a period of thirty (30) consecutive trading days during the first 365 days following the first closing date of the public offering of the Series A Preferred Stock, or, after the first 365 days, at such time as the last sale price of the Common Stock (as adjusted for stock splits of the Common Stock, stock dividends on the Common Stock paid in Common Stock, and combinations of the Common Stock) shall close on such market at a high bid price of $12.50 per share for a period of thirty (30) consecutive trading days. Upon the close of business on any such thirtieth (30th ) day, each share of Series A Preferred Stock shall be automatically converted into such number of shares of Common Stock as shall be determined by the Adjusted Conversion Price then in effect. Holders of shares of Series A Preferred Stock so converted may deliver to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to such holders) during its normal business hours, the certificate or certificates so converted. As promptly as practicable thereafter, the Corporation shall issue and deliver to such holder a certificate or certificates for the number of whole shares of Common Stock to which such holder is entitled, together with any cash dividends and payment in lieu of fractional shares to which such holder may be entitled pursuant to SECTION 6C. Until such time as a holder of shares of Series A Preferred Stock shall surrender the certificates representing the Series A Preferred Stock as provided above, such certificates shall be deemed to represent the shares of Common Stock to which such holder shall be entitled upon surrender thereof.

         7. OPTIONAL REDEMPTION. After the expiration of four years from the closing date of the first public offering of the Series A Preferred Stock, the Corporation, at its sole discretion, may redeem all or any portion of the shares of Series A Preferred Stock outstanding at the Series A Redemption Price. If the Corporation redeems less than all the shares of Series A Preferred Stock outstanding, then the Board of Directors shall determine (i) the total number of shares to be redeemed and (ii) an equitable method, such as by lot or pro rata, of determining which shares are redeemed. Demand by the Corporation for redemption shall be made by the Corporation by delivery of written notice (the "Redemption Notice") to the each holder to Series A Preferred Stock to be redeemed, with such Redemption Notice to specify the Series A Redemption Price, the redemption date (which shall be no less than 30 days following the delivery of the Redemption Notice), the total number of shares of Series A Preferred Stock to be redeemed, and the place where the Series A Redemption Price shall be payable. If the Corporation redeems less than all the shares of Series A Preferred Stock held by any holder, the Redemption Notice shall also specify the number of shares the Corporation shall redeem from that holder. Upon delivery of such notice, the Corporation shall be obligated to complete such redemption within sixty (60) days after the Corporations delivery of such notice. For purposes hereof the "Series A Redemption Price" of any Series A Preferred Stock means an amount equal to (a) $6.25 (such amount to be adjusted


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proportionately in the event the Series A Preferred Stock shall be subdivided by any means into a greater number or combined by any means Into a lesser number) plus (b) all accrued but unpaid dividends, including Series A Preferred Stock accrued but not issued as a dividend, on such Series A Preferred Stock through the applicable redemption date. Until the close of business on the day before the redemption date (and thereafter if the Corporation shall not tender the redemption price) the Series A Preferred Stock shall be entitled to all its rights and privileges, including rights to convert.

         8. MISCELLANEOUS.

                8A. REGISTRATION OF TRANSFER; SURRENDER AND REISSUE. The Corporation shall keep at its principal office, or at such other agency as the Corporation shall advise upon written notice to holders of the Series A Preferred Stock, a register of the registration of shares of Series A Preferred Stock. Upon the surrender of any certificate representing shares of Series A Preferred Stock at such place, the Corporation will, at the request of the holder of record of such certificate, execute and deliver (at the Corporation's expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of Series A Preferred Stock represented by the surrendered certificate. Each such new certificate will be registered in such name and will represent such number of shares of Series A Preferred Stock as is requested by the holder of the surrendered certificate and will be substantially identical in form to the surrendered certificate, and dividends will accrue on the shares of Series A Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such shares of Series A Preferred Stock represented by the surrendered certificate.

                  8B. REPLACEMENT. Upon receipt of evidence reasonably satisfactory to the Corporation of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Series A Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity and/or bond reasonably satisfactory to the Corporation, or, in the case of any such mutilation upon surrender of such certificate, the Corporation will (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of Series A Preferred Stock represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends will accrue on the shares of Series A Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

         9. AMENDMENT AND WAIVER. No amendment, modification or waiver will be binding or effective with respect to any provision of this Subarticle A without the prior written consent of the holder or holders of a majority of the Series A Preferred Stock outstanding at the time such action is taken, provided that no action shall discriminate against any holder of Series A Preferred Stock other than as a result of a difference in the amount of Series A Preferred Stock held by such holders.


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

         10. NOTICES. Except as otherwise expressly provided, all notices referred to herein will be in writing and will be delivered by United States Mail, first class postage paid and will be deemed to have been given when so mailed (a) to the Corporation at its principal executive offices and (b) to any shareholder, at such holder's address as it appears in the stock records of the Corporation pertaining to the Series A Preferred Stock.

         11. DEFINITIONS.

         For purposes of this Subarticle A, the definitions of terms contained in the Amended and Restated Articles of Incorporation are hereby incorporated by reference, except to the extent that any term is specifically defined in this Subarticle A. References to a Section are to Sections of this Subarticle A unless otherwise specifically stated. As used in this Subarticle A:

         "Adjusted Purchase Price" means the Purchase Price as defined in this
SECTION 11, as adjusted proportionately in the event the Series A Preferred Stock shall be subdivided by any means into a greater number or combined by any means into a lesser number, or any dividend shall be paid on the Series A Preferred Stock in Series A Preferred Stock other than the dividends provided for in SECTION 4B.

         "Board of Directors" means the Corporation's Board of Directors.

         "Common Stock" means the Common Stock, $0.001 par value per share, of the Corporation, as described in the Amended and Restated Articles of Incorporation.

         "Junior Stock" means capital stock of the Corporation ranking junior in priority to the Series A Preferred Stock as to the payment of dividends, the distribution of assets and on liquidation. Common Stock is Junior Stock.

         "Other Corporate Change" means a capital reorganization or reclassification of the Corporation which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for shares of Common Stock.

         "Purchase Price" means the amount of $5.00, as adjusted for stock splits of the Series A Preferred Stock, stock dividends on the Series A Preferred Stock paid in Series A Preferred Stock other than the dividend provided for in SECTION 4B, and stock combinations of the Series A Preferred Stock.

         "Series A Liquidation Preference Payment" means the amount of $6.25, as adjusted proportionately in the event the Series A Preferred Stock shall be subdivided by any means into a greater number or combined by any means into a lesser number, or a stock dividend is paid in Series A Preferred Stock on the Series A Preferred Stock other than the dividend provided for in SECTION 4B.


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